                                                                Exhibit 1A(5)(b)

THE PRUDENTIAL (LOGO)


                             CERTIFICATE OF COVERAGE

PRUDENTIAL CERTIFIES THAT THE [EMPLOYEE] NAMED BELOW IS INSURED UNDER GROUP CONTRACT NO. [GV-XXXXX] ON THE EFFECTIVE DATE OF THE CERTIFICATE.


CONTRACT HOLDER:              [THE A.B.C. COMPANY, INC.]

                                                  [DEPENDENTS
                         EFFECTIVE                COVERAGE
[EMPLOYEE]               DATE                     APPLIES
[John A. Doe]            [January 1, 19XX]        Yes]


[BENEFICIARY FOR EMPLOYEE'S DEATH BENEFITS -- Mary K. Doe, wife.]


                        VARIABLE UNIVERSAL LIFE INSURANCE


The terms of the Group Contract that mainly affect the insurance are summarized in this Certificate. A Certificate issued to the [Employee] replaces any Certificate(s) issued before for the Coverage summarized. All benefits are subject in every way to the Group Contract. It alone forms the agreement under which payment of insurance is made.

RIGHT TO EXAMINE THIS CERTIFICATE: You may return this Certificate to Prudential, for any reason, within 30 days after you receive it or 45 days after we mail it to you, whichever is earlier. If you return it within this period, the insurance will be void from its effective date, and we will refund your contributions. Unless otherwise required by law, the amount refunded will depend on the performance of the investments as if no charges had been made. During that period, Prudential reserves the right to limit contributions to the minimum amount shown in the Specifications Page. During the thirty days following the Effective Date of this Certificate, Prudential will allocate all contributions to the Fixed Account.




                    THE PRUDENTIAL INSURANCE COMPANY OF AMERICA


89759                                             [A]
CTC 8000

TABLE OF CONTENTS

[Cover Page..........................................................      x

Specifications Page..................................................      x

Table of Corridor Percentages........................................      x

Schedule of Charges..................................................      x

Who is Eligible to Become Insured....................................      x

When You Become Insured..............................................      x

Variable Universal Life Coverage.....................................      xx

Option to Acclerate Payment of Certain Death Benefits................      xx

Dependents Term Life Coverage........................................      xx

Accidental Death and Dismemberment Coverage..........................      xx

General Information
     Beneficiary Rules...............................................      xx
     Mode of Settlement Rules........................................      xx
     Incontestability................................................      xx
     Claim Rules.....................................................      xx
     Limits on Assignments...........................................      xx
     Definitions.....................................................      xx

When Your Insurance Ends.............................................      xx]


89759
BTC 8000

SPECIFICATIONS PAGE (Made a part of the Certificate)

COVERED CLASSES: [All Employees of the A.B.C. Company, Inc.who are less than age 75.]

YOU SHOULD KNOW...

-- The Variable Universal Life Coverage described in this Certificate is available to you if you are included in the Covered Classses named above. The Group Contract's rules for becoming insured are summarized in the When You Become Insured Section.

-- The Variable Universal Life Coverage is described more fully on later pages of this Certificate. Please read those pages carefully. They show when benefits are or are not payable under the Group Contract. They also outline when your insurance ends and the conditions, limitations and exclusions that apply to the Coverage[s].

-- A Definitions section is included in this Certificate. Many of the terms used in this Certificate are defined in that section.

-- This Certificate provides life insurance with flexible premium payments [after the first two years].

-- Cash values may increase or decrease, based on performance of the investments. No guarantee applies to cash values, except those in the Fixed Account.

--   [This Certificate includes the following additional insurance benefits:
     Option to Accelerate Payment of Certain Death Benefits under Variable Universal Life Insurance, Dependents Term Life Coverage and Accidental Death and Dismemberment Coverage].


VARIABLE UNIVERSAL LIFE COVERAGE

FACE AMOUNT OF INSURANCE:
     [Employee's Face Amount       $XX,XXX
     Dependent's Face Amount       $XX,XXX

     Maximum Increase in Face Amount -- $XX,XXX
     Minimum Face Amount -- $XX,XXX]

[DEPENDENT SPOUSE -- Mary K. Doe]



89759                                             [A]
BSB 8000

[INITIAL] MONTHLY CONTRIBUTION --  [$XX.XX]

MINIMUM LUMP SUM CONTRIBUTION --   [$XXX.XX]

LIST OF INVESTMENT OPTIONS --

                                    Fund
Option                              Portfolio                Valuation Date
------                              ---------                --------------
[Prudential Series Fund, Inc.       Money Market
                                    Bond
                                    High Dividend Stock
                                    Common Stock
                                    Aggressively Managed
                                      Flexible               The Valuation Date
                                                             for all portfolios
                                                             is the
                                    Growth Stock             end of each
                                    Global Equity            Business
                                                             Day.]

ALLOCATION OF CONTRIBUTION AMOUNTS --

Option                                  Percentage
------                                  ----------
[The Prudential Series Fund, Inc,:
     Money Market                       50%
     High Dividend Stock                20%
     Aggressively Managed Flexible      30%]

ASSIGNMENTS: [All assignments are allowed.]

[BURIAL EXPENSES: If it appears to Prudential that a person incurs expenses in connection with your burial, that person may receive part of your Insurance under the Variable Universal Life Coverage. Prudential, at its option, may pay that person up to $250.00. If the amount is so paid, Prudential will not have to pay that part of your Insurance again.]



89759                                             [B]
BSB 8000

[DEPENDENTS TERM LIFE COVERAGE

AMOUNT OF INSURANCE:

     Covered spouse: $XX,XXX

ASSIGNMENTS: All assignments are allowed.


ACCIDENTAL DEATH AND DISMEMBERMENT COVERAGE

AMOUNT OF INSURANCE: An amount equal to the person's Face Amount of Variable Universal Life Insurance.

ASSIGNMENTS: All assignments are allowed.]

                              *********************


CONTRACT DATE: [January 1, 19XX]

PREMIUM DUE DATE: [The first day of each month after January 1, 19XX]

CONTRACT ANNIVERSARY: [January 1 of each year, beginning in 19XX]

PRUDENTIAL'S ADDRESS:    The Prudential Insurance Company of America
                         [56 Livingston Avenue
                         Roseland, New Jersey  07068]


[WHEN YOU HAVE A CLAIM

Each time a claim is made, it should be made without delay. Use a claim form and follow the instructions on the form. If you do not have a claim form, contact your employer or Prudential.]


                        ----------------------------------

[THIS SPECIFICATIONS PAGE REPLACES, AS OF JULY 1, 19XX, ANY PRIOR SPECIFICATIONS PAGE ISSUED TO YOU WITH RESPECT TO THE COVERAGE SUMMARIZED.]


89759                                             [C]
BSB 8000

SCHEDULE OF CHARGES


EXPENSE CHARGES -- From each contribution paid by you, Prudential deducts the sum of:

(1)  state premium taxes; and

(2) an amount equal to [X.X%] of the contribution to cover the deferred acquisition cost tax[; and

(3)  a charge equal to X.X of the contribution.

From the balance, Prudential deducts a per-payment processing charge of up to $X.XX].


MONTHLY ADMINISTRATION CHARGE -- The monthly administration charge will not be more than [$X.XX].



89759                                             [A]
CHS 8000

WHO IS ELIGIBLE TO BECOME INSURED


FOR [EMPLOYEE] INSURANCE

YOU ARE ELIGIBLE FOR [EMPLOYEE] INSURANCE WHILE:

--   [You are a full-time Employee of the Employer and less than age 75; and

--   You are in a Covered Class.

YOU ARE FULL-TIME if you are regularly working for the Employer at least the number of hours in the Employer's normal full-time work week for your class, but not less than 30 hours per week.

YOUR CLASS is determined by the Contract Holder. This will be done under its rules, on dates it sets. The Contract Holder may not discriminate among persons in like situations. You cannot belong to more than one class for insurance under the Coverage. "Class" means Covered Class, Benefit Class or anything related to work, such as position or earnings which affects the insurance available.

THIS APPLIES IF YOU ARE AN EMPLOYEE OF MORE THAN ONE EMPLOYER INCLUDED UNDER THE GROUP CONTRACT: For the insurance, you will be considered an Employee of only one of those employers. Your service with the others will be treated as service with that one.

The rules for obtaining Employee insurance are in the When You Become Insured section.]

[FOR DEPENDENTS INSURANCE

YOU ARE ELIGIBLE FOR DEPENDENTS INSURANCE while:

--   You are eligible for [Employee] Insurance; and

--   You have a Qualified Dependent who is less than age 75.]



WHEN YOU BECOME INSURED

FOR [EMPLOYEE] INSURANCE

Your [Employee] Insurance will begin [on the first day of the Contract Month which coincides with or next follows the date on which you meet all of these requirements:


89759                                             [A]
BEL 8000

--   You are eligible for the insurance

--   You are in a Covered Class for the insurance.

--   You have met any evidence requirement for the insurance.

-- Your insurance is not being delayed under the Delay of Effective Date section below

-- You enrolled on a form approved by Prudential and agreed to pay the required contributions


[FOR DEPENDENTS INSURANCE

Your Dependents Insurance for a person will begin on the first day of the Contract Month which coincides with or next follows the date on which the person is a Qualified Dependent and you meet all of these requirements:

--   You are eligible for the insurance, and are covered for [Employee]
     Insurance.

--   You are in a Covered Class for the insurance.

--   You have met any evidence requirement for that Qualified Dependent.

-- Your insurance for that Qualified Dependent is not being delayed under the Delay of Effective Date section.

-- You enrolled on a form approved by Prudential and agreed to pay the required contributions.]

[WHEN EVIDENCE IS REQUIRED TO BECOME INSURED FOR EMPLOYEE OR DEPENDENTS
INSURANCE: In any of these situations you must give evidence of insurability. The requirement will be met when Prudential decides the evidence is satisfactory.

(1) You enroll the person more than 31 days after the person could first be covered for the insurance.

(2) You enroll the person after the person's insurance under the Group Contract ended because you did not pay a required contribution and you did not reinstate the person's Coverage within the 12 months after it ended.


89759                                             [B]
BEL 8000

(3) The person has not met a previous evidence requirement. The evidence was required for that person to become covered as a dependent or an Employee. The insurance is or was under a Prudential Group Contract Covering Employees of the Employer.]


[DELAY OF EFFECTIVE DATE

FOR EMPLOYEE INSURANCE: Your Employee Insurance under the Coverage will be delayed if you do not meet the Active Work Requirement on the day your Insurance would otherwise begin. Instead, it will begin on the first day of the Contract Month that coincides with or next follows the first day on which you meet the Active Work Requirement and other requirements for the insurance. The same rule will apply to any change in your Face Amount of Insurance that is subject to this section if you do not meet the Active Work Requirement on the day on which that change would take effect.

FOR DEPENDENTS INSURANCE: If the Qualified Dependent is confined for medical care or treatment at home or elsewhere on the day your Dependents Insurance under the Coverage, or any change in that Insurance that is subject to this section, would take effect, it will not take effect until the Qualified Dependent's final medical release from such confinement. The other requirements for the Insurance must also be met.]



89759                                             [C]
BEL 8000

VARIABLE UNIVERSAL LIFE COVERAGE


FOR [EMPLOYEES AND THEIR DEPENDENTS]

This Coverage provides insurance on the lives of Covered Persons.

A. DEATH BENEFIT.

If a person dies:

(a)  while a Covered Person under this Coverage; or

[(b) while under the extension for this Coverage; or]

[(c)] during the conversion period after all or part of the person's insurance under this Coverage ends;

a death benefit is payable when Prudential receives written proof of death. Unless the Insurance is in default, the amount of the death benefit on any date is the Insurance Amount less any Certificate Debt. The Insurance Amount is [ the greater of:

(1)  the Face Amount plus Certificate Fund; or

(2) the Certificate Fund times the percent for the person's attained age in the Table of Corridor Percentages.]

The Face Amount is described in the Specifications Page. The amount of death benefit will depend on the contributions made by or for the person, the investment experience of the Separate Account (described in Section D. of the Coverage), any excess interest credited to the Fixed Account (described in Section E. of the Coverage) and the level of charges made. When all or part of the insurance has ended, the amount of the death benefit payable includes any amount available under the provisions of [Sections K. and M.]of this Coverage.

B. CONTRIBUTIONS.

[The contribution for the first month that this Coverage is in force for a Covered Person must be at least equal to the Initial Monthly Contribution applicable to that person. After that, you may change the frequency and amount of the monthly contribution, so long as the amount in the person's Certificate Fund, less any Certificate Debt, is enough to make the monthly deductions from the Certificate Fund.]


89759                                             [A]
GVUL R 8000

ALTERNATE WORDING FOR FIRST PARAGRAPH OF SECTION B. CONTRIBUTIONS.


[During the first two years this Coverage is in force for a Covered Person, each monthly contribution must be at least equal to the Minimum Monthly Contribution applicable to that person. But, you may make contributions for the person at a higher amount each month.]

You may also make lump sum contributions for the person at any time. But Prudential reserves the right to not accept a lump sum contribution less than the Minimum Lump Sum Contribution. After the Expense Charges are deducted from each contribution, the balance goes into the person's Certificate Fund. The balance is the Net Contribution.The Minimum Monthly Contribution, Minimum Lump Sum Contribution and the Expense Charges are shown in the Specifications Page.

Prudential reserves the right not to accept or to return contributions which would cause this Coverage to fail to qualify as life insurance under applicable tax laws, or which would increase the Insurance Amount by more than it increases the Certificate Fund.

DEFAULT: On the first day of each Contract Month Prudential will determine if a person's insurance is in default. To do so, Prudential will add the credits to the person's Certificate Fund and deduct the charges from the Certificate Fund, as described under Section C. of the Coverage. If the amount in the Certificate Fund, less any Certificate Debt, is less than the amount needed to make the monthly deduction from the Certificate Fund, the person's insurance is in default.

The person's insurance is also in default if there is excess debt, as provided under Section J., or if the person has not paid any Minimum Monthly Contribution when due, as provided under Section B.

GRACE PERIOD: You will be granted a grace period equal to the greater of: (a) 61 days from the date the Insurance goes into default; or (b) 30 days from the date Prudential mails you a notice of default, to make the minimum premium contribution required to keep the person's insurance in force. Prudential will continue to accept contributions and make the charges it has set during the grace period. If the person dies within the grace period, the death benefit payable will be reduced by the amount needed to pay the monthly charges for mortality and administration expenses due to the end of the month in which death occurs. If the minimum contribution is not made by the end of the grace period, the person's insurance will end without value.

[REINSTATEMENT: If a person's insurance is still in default after the grace period ends, it may be reinstated. To do so, these conditions must be met:

(1)  The insurance must not have been in default for more than twelve months.

(2)  The insurance must not have been surrendered for its Cash Surrender Value.

(3) You have given evidence of the person's insurability that satisfies Prudential.

(4)  The Cash Surrender Value must not have been used to buy paid-up insurance .




89759                                             [B]
GVUL R 8000

(5) You must pay a contribution at least equal to the amount needed to bring the person's Certificate Fund up to zero, plus an amount sufficient to make that month's deduction from the Certificate Fund. From this amount, the Expense Charges specified in the Schedule of Benefits, plus any other charges with 4% interest will be deducted. The Certificate Fund will be equal to the rest, plus the Cash Surrender Value of the insurance just before it was reinstated.

If Prudential approves, the reinstatement will be effective on the first day of the month coinciding with or following the the date on which the contribution described in (5) is paid.]


C. THE CERTIFICATE FUND.

ALLOTMENTS: You may allot all or part of the Net Contributions for the person to one or more of the variable investment options of the Separate Account shown in the List of Investment Options or to the Fixed Account. Any allotment made by the [Employee] for the person must be at least [10%] of each Net Contribution and a fractional percent may not be chosen. The total must be 100%. You may change the person's allotment for future Net Contributions at any time while this Coverage is in force. You must notify Prudential in writing on a form acceptable to Prudential. The change will take effect on the date Prudential receives the notice.

On the date on which a person becomes a Covered Person for this Coverage, the Certificate Fund is equal to the Net Contributions credited on that date, less any applicable charges in items (8)[, (9) and (10)] below. On any other date, the Certificate Fund is equal to what it was on the prior day plus these items:

(1)  any Net Contribution credited on that day;

(2) any increase due to investment results in the value of the variable investment options;

(3) guaranteed interest at an effective rate of [4%] a year on that part of the Certificate Fund that is not in a variable investment option; and

(4) any excess interest on that part of the Certificate Fund that is not in a variable investment option;

and less these items applicable as of that date:

(5) any decrease due to investments results in the value of the variable investment options;




89759                                             [C]
GVUL R 8000

(6) a charge against the variable investment options at a rate not more than [.00245 % a day (0.90% a year)] for mortality and expense risk;

(7) any amount charged against the variable investment options for state income or federal taxes;

(8)  a charge for the cost of insurance;

(9)  any charges for administration;

[(10)     charges for any additional insurance benefits;]

[(11)]    any partial withdrawals;

[(12) any administrative charges that may result from a partial withdrawal, loan, transfer or a decrease in the Face Amount.]

GUARANTEED INTEREST: Prudential will credit interest each day on that part of the Certificate Fund invested in the Fixed Account. The interest credited will be [.01074598 % a day (4% a year)].

EXCESS INTEREST: Prudential may credit interest in addition to the guaranteed interest on that part of the Certificate Fund not in a variable investment option. The rate of any excess interest will be determined from time to time. Prudential may credit a different rate of interest to different parts of the Certificate Fund.

CHARGE FOR COST OF INSURANCE: On the first day of each Contract Month, Prudential will deduct a charge for the cost of insurance from the Certificate Fund. This charge will include the cost of expected mortality. This charge may also include the cost associated with supplemental benefits. The amount deducted is computed as the applicable monthly rate times the Net Amount at Risk. The Net Amount at Risk is equal to the Insurance Amount less the Certificate Fund. The monthly rate is based on the person's age, rate class and other features of the Coverage. In no event will the monthly rate be higher than [a rate based on the Commissioner's Extended Term Mortality Table (Male, last birthday), which is close to130% of the 1980 Commissioners' Standard Ordinary (Male) Mortality Table.]

CHARGE FOR ADMINISTRATION: On the first day of each Contract Month, Prudential may deduct a charge for administration. The amount of this charge is shown in the Specifications Page under Monthly Administration Charge.

Any charges deducted from the person's Certificate Fund will be charged against the Fixed Account and against the variable investment options of the Separate Account on a proportional basis.


89759                                             [D]
GVUL R 8000

D. SEPARATE ACCOUNT.

This Coverage provides that certain values and payments will vary to reflect the investment results of the Separate Account.

SEPARATE ACCOUNT: The words "Separate Account" where they are used without qualification, mean The Prudential Variable Contract Account - GI-2 (VCA-GI-2). Prudential established VCA - GI-2 to support group contracts, such as this one, which participate in the Separate Account.

Prudential owns the assets of the Separate Account; it keeps them separate from the assets of its general account. Pursuant to Section 17B:28-9(c) of the New Jersey Insurance Code, assets held in the Separate Account shall not be chargeable with liabilities arising out of any other business of Prudential. For this purpose, "assets" means only those assets held in the Separate Account needed to satisfy Prudential's obligation under contracts that participate in the Separate Account. Assets held in each investment option of VCA-GI-2 shall not be chargeable with liabilities arising in connection with any other investment option of VCA-GI-2.

Prudential will keep the total market value of the assets at least equal to the part of the Certificate Fund invested in the Separate Account or investment option. Prudential will have sole control of the amount, if any, by which such value exceeds the part of the Certificate Fund invested in the Separate Account or investment option. Prudential may, from time to time, transfer cash among the Separate Account, its other investment accounts and the investment options of VCA-GI-2 as, in its judgement, experience warrants. No such transfer will affect Prudential's liability under this Group Contract.

VARIABLE INVESTMENT OPTIONS: VCA-GI-2 has several variable investment options. The options are listed in the List of Investment Options. The Participant allots, using percentages, the Net Contributions for the person among the various options. Prudential may establish additional options.

THE FUND: The word Fund, where it is used without qualification, means [The Prudential Series Fund, Inc. The Fund is registered with the SEC under the Investment Company Act of 1940 as an open-end diversified management investment company. The Fund has several portfolios; there is a portfolio that corresponds to each of the options in VCA-GI-2. These portfolios are listed in the List of Investment Options.]






89759                                             [E]
GVUL R 8000

SEPARATE ACCOUNT INVESTMENTS: Prudential uses assets of VCA-GI-2 to buy shares in the Fund. Each option of VCA-GI-2 is invested in a specific portfolio. Income and realized and unrealized gains and losses from assets in each of these options are credited to, or charged against, that option. This is without regard to income, gains or losses in Prudential's other investment accounts.

Prudential will determine the value of the assets in each option of VCA-GI-2 on the Valuation Date for that option, as shown in the List of Investment Options. If that date is not a Business Day, Prudential will use the value of the assets as of the end of the last prior Business Day on which trading took place.

CHANGE IN INVESTMENT POLICY: A portfolio of the Fund might make a material change in its investment policy. In that case, Prudential will send you a notice of the change. Within 61 days after receipt of the notice, or within 61 days after the effective date of the change, if later, you may transfer to the person's Fixed Account any amount in the option investing in that portfolio.

CHANGE OF FUND: A portfolio of the Fund might, in Prudential's judgment, become unsuitable for investment. This might happen because of a change in investment policy, or a change in laws or regulations, or because the shares are no longer available for investment, or for some other reason. If that occurs, Prudential has the right to substitute another portfolio of the Fund, or to invest in a fund other than The Prudential Series Fund, Inc. But Prudential would first seek any required consent of the insurance regulator where the Group Contract is delivered.



E. FIXED ACCOUNT.

THE FIXED ACCOUNT: You may choose to allot all or part of the person's Net Contribution to the Fixed Account. The Fixed Account is funded by the General Account of Prudential. The Fixed Account is credited with interest as described in Section C. under Guaranteed Interest and Excess Interest.


F. INVESTMENT MANAGER.

Prudential is the named fiduciary with respect to the management and control of amounts held in the Separate Account. As named fiduciary, Prudential has the sole authority to manage investments for the Separate Account. Prudential may, in its sole discretion, delegate all or part of this authority to manage investments for the Separate Account as follows:



89759                                             [F]
GVUL R 8000

(a) To one of its subsidiaries ("Subsidiary", for the purpose of this Section F., means a company a majority of whose outstanding voting stock is owned, directly or indirectly, by Prudential.

(b) To a person or entities which are not subsidiaries of Prudential. However, those persons or entities must qualify as investment managers as defined in
     Section 3(38) of ERISA. (ERISA means the Employee Retirement Income Security Act of 1974, as amended).

Prudential shall not be liable for any act or omission of any person or entity which is not a subsidiary of Prudential to whom Prudential delegates its authority to manage Separate Account investments. When using its discretion to delegate its authority, Prudential may, but need not, consider the recommendations of the Contract Holder.



G. TRANSFERS.

You may transfer a person's amounts among investment options of the Separate Account and into the Fixed Account [as often as twelve times during a Certificate Year without charge], unless the insurance is in default. [The minimum amount that can be transferred is $250, or the entire value of the option if less.Transfer requests in percent terms may not be a fractional percent and must be at least 10%.] To make a transfer, you must notify Prudential in writing in a form acceptable to it. The transfer will take effect on the Valuation Date on which Prudential receives the notice.

You may also transfer a person's amounts from the Fixed Account and into the variable investment options, subject to the following limitations:

(1) Only [one transfer] from the Fixed Account can be made each Certificate Year[ (a transfer of the any contribution made during the first 30 days the Coverage is in force will not count as a transfer)];

(2)   The transfer request may be made at any time during the year;

(3) The maximum amount that can be transferred is [the greater of $5,000 or 25% of the amount in the Fixed Account].

[Prudential reserves the right to deduct from the person's Certificate Fund, on a pro-rata basis, an administrative fee of up to $20.00 for each transfer request exceeding twelve in any Certificate Year.]




89759                                             [G]
GVUL R 8000

DELAYED TRANSFERS: Prudential usually transfers the person's amounts on the date it receives the Participant's request. But Prudential has the right to defer making a transfer if (i) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency.



H. SURRENDER.


You may surrender the person's insurance for its Cash Surrender Value at any time. To surrender the person's insurance, you must ask Prudential in writing on a form acceptable to Prudential. You may ask Prudential what the cash value of the person's Certificate Fund is prior to electing to surrender. Prudential will pay the surrender value as of the Valuation Date on which Prudential receives your request. The proceeds may be paid to you either in a lump sum or in periodic instalments.

Prudential will make a transaction charge equal to the lesser of (a) $20, or (b) 2% of the amount paid upon surrender.


DELAYED SURRENDER: Prudential usually pays any Cash Surrender Value within 7 days of the date it receives your request. But Prudential has the right to defer paying the part of the proceeds that is to come from the variable investment options if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency. Prudential also has the right to defer paying the rest of the proceeds for up to six months. If Prudential does so for more than 30 days, it will pay interest at the rate of [3%] a year.



89759                                             [H]
GVUL R 8000

I. PARTIAL WITHDRAWALS.

You may make partial withdrawals from the person's Certificate Fund. Any partial withdrawals are subject to all of these terms:

(1)  The person's Insurance is in force and not in default.

(2) You must ask for the partial withdrawal in writing on a form acceptable to Prudential.

(3) The amount withdrawn may not be more than the Cash Surrender Value before withdrawal minus the amount needed to make [the next monthly deductions from the Certificate Fund].

(4)  The amount withdrawn must be at least [$250].

(5) The amount withdrawn will be taken from the person's Certificate Fund accounts on a pro-rata basis, unless you select specific accounts.

[Prudential reserves the right to deduct from the person's Certificate Fund an administrative charge equal to the lesser of (a) $20.00 or (b) 2% of the amount withdrawn, with respect to each partial withdrawal.]

DELAYED WITHDRAWALS: Prudential will usually pay any partial withdrawals within seven days of the date it receives the request. But Prudential has the right to defer paying the part of the proceeds that is to come from the person's variable investment options if : (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency. Prudential also has the right to defer paying the rest of the proceeds for up to six months. If Prudential does so for more that 30 days, it will pay interest at the rate of [3%] a year.

An amount withdrawn may not be repaid except as a contribution subject to charges.

You may ask Prudential how much may be withdrawn from the person's Certificate Fund.



89759                                             [I]
GVUL R 8000

J. LOANS.

You may make a request to borrow from a person's Certificate Fund[, but only after the person has been a Covered Person for at least one year.]

LOAN REQUIREMENTS:  Loans are subject to these terms:

(1)  The person's insurance is in force and not in default.

(2) The person's Certificate Debt is not more than the Loan Value minus [the amount needed to make the next month's deductions from the Certificate Fund].

(3) The amount borrowed from the person's Certificate Fund at any one time must be at least [$250].

If there is already Certificate Debt when you take out the loan, the new amount borrowed will be added to that debt.

LOAN VALUE: The Loan Value is equal to [85%] of the Certificate Fund, minus the amount needed to make [the next monthly deductions from the Certificate Fund]. If the insurance is in default, the Loan Value during the grace period is what it was on the date of default.

INTEREST CHARGE: Prudential charges interest daily on any loan. Interest is due on each Contract Anniversary, or when the loan or any part of it is paid back, if that comes first. If interest is not paid when due, it becomes part of the loan. Then interest is charged on it, too. Prudential will notify the [Employee 31] days before the interest on the loan becomes due.

The loan interest rate is the annual rate Prudential sets from time to time. The rate will never be greater than that permitted by law. It will change only on a Contract Anniversary. Before the start of each Contract Year, Prudential will determine the loan interest rate to be charged for that year.

When a you take out a loan, Prudential will tell the you the initial interest rate for the loan. Prudential will notify you if the rate is to be changed.

EFFECT OF A LOAN: A Loan Account that is part of a person's Certificate Fund will be set up when you take out a loan. The amount of the loan taken by the you will be credited to the person's Loan Account. Prudential will reduce the part of the person's Certificate Fund allotted to the Fixed Account and the Separate Account on a pro-rata basis by the amount of the loan.




89759                                             [J]
GVUL R 8000

Prudential will credit interest to the person's Loan Account at the loan interest rate for the Contract Year, less [1 1/2%]. On each Contract Anniversary, if there is a loan outstanding, Prudential will increase the person's Certificate Fund allotted to the Fixed Account and the Separate Account by interest credits accrued on the loan since the last Contract Anniversary. Prudential will not increase the person's Certificate Fund allotted to the person's Loan Account by loan interest that is paid before it is made part of the loan.

REPAYMENT: You may pay back all or part of any Certificate Debt at any time while the person is living. The minimum amount that may be paid back is [$250], or the Certificate Debt, if less. Repayment will be allocated among the person's Fixed Account and the Separate Account investment options on a pro-rata basis. When Prudential pays a death benefit, or when the person's insurance is surrendered, the Certificate Debt is due. If there is Certificate Debt at the end of the grace period when the person's insurance is in default, it will be deducted from the Certificate Fund to determine the Cash Surrender Value. Prudential will make this adjustment so that the proceeds will not include the amount of that debt.

EXCESS CERTIFICATE DEBT: If Certificate Debt ever becomes equal to or more than the Certificate Fund value minus an amount equal to that needed to make [the next month's deductions], the Insurance is in default. Prudential will send you a notice at your last known address stating the minimum contribution that, if paid to Prudential, will keep this coverage from ending. The person's insurance under this Coverage will end at the end of the grace period described in Section
B. if the minimum contribution is not made.

DELAYED LOANS: Prudential usually makes a loan within seven days of the date it receives the Participant's request. But Prudential has the right to defer making the part of the loan that is to come from the person's variable investment options if (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency. Prudential also has the right to defer paying the rest of the proceeds of a loan for up to six months.

[Prudential reserves the right to withdraw from the person's Certificate Fund an administrative fee of up to $20.00 with respect to each loan made.]


[K. EXTENDED DEATH PROTECTION DURING TOTAL DISABILITY.

Extended death protection can replace a person's amount of insurance when it ends, but only with respect to the Face Amount. If you meet the conditions below, your death benefit protection, and that of any covered dependents will be extended after your insurance under this Coverage ends while the you are Totally Disabled. The conditions are:

--   You become Totally Disabled while insured under this Coverage.


89759                                             [K]
GVUL R 8000

--   You are less than age 60 when your Total Disability starts.

Total Disability: You are "Totally Disabled" when:

(1)  You are not working at any job for wage or prifit; and

(2) Due to Sickness, Injury or both, you are not able to perform for wage or profit the material and substantial duties of any job for which you are reasonably fitted by your education, training and experience.

The extension ends one year after your Total Disability starts, unless, within one year, you give Prudential proof that:

(a)  You have met the above conditions; and

(b)  You are still Totally Disabled; and

(c)  The Total Disability has continued for at least nine months.

Prudential will then further extend your death protection, and that of the your covered dependents for successive one year periods. The first of these periods will start on the date Prudential receives this proof. After that first period, you must give written proof when and as required by Prudential once each year that Total Disability continues.

If you or your dependent die while the death protection is being extended, the Death Benefit payable to the Beneficiary will be the Amount of Extended Death Protection when Prudential receives written proof that:

(a)  Your Total Disability continued until your death; and

(b)  All of the above conditions have been met.

If you or your dependent die within one year your Total Disability starts and before proof of Total Disability is given to Prudential, written notice of the person's death must be given to Prudential within one year after the death.

This extended death protection ends if and when:

(1)  Your Total Disability ends; or

(2)  You [(or your Dependent)] attain[s] age [95]; or



89759                                             [L]
GVUL R 8000

(3)  You fail to submit any required proof that Total Disability continues; or

(4) You fail to submit to a medical exam by Doctors named by Prudential when and as often as Prudential requires. After two full years of this protection, Prudential will not require an exam more than once a year.

If extended death protection ends after you have given the first proof of continued Total Disability, the same rights under Sections A. and M. apply as if the person had ceased to be a member of the Coverage Classes for the insurance. But this does not apply if the person becomes covered again within 31 days after this protection ends.

AMOUNT OF EXTENDED DEATH PROTECTION: The amount of the Face Amount on the person's life when the insurance ended.

But the amount is reduced by any amount payable under any Prudential group life insurance that replaces this Coverage for your class.

EFFECT OF CONVERSION: An individual contract issued under Section M. will be in place of all rights under this Section K. But if all the requirements of this Section K. have been met, these rights may be obtained in exchange for all benefits of the individual contract. Premiums paid under the individual contract will be refunded.]


[L.] PAID-UP INSURANCE.

When a person's[: (a)] insurance ends (for reasons other than default or attainment of age 95), [or (b) extended death protection ends (and the person does not again become covered during the next 31 days) as provided under Section K;] you may elect to provide paid-up insurance for the person, in lieu of continuing the insurance on a direct-bill basis[, if the Cash Surrender Value of the person's Certificate Fund is at least $1,000.] You must elect this option within 31 days of the date on which insurance would end. The election will take effect on the first day following the date on which the person's insurance ends.


[This option will apply automatically if you do not choose any of the options available upon termination of the the person's Coverage within 61 days after Coverage ends.]

The amount of paid-up insurance under this option is the amount which the person's current Cash Surrender Value will provide when used as a net single premium, but it may not be less than the Face Amount of the person's Insurance. The maximum premium will be based on the 1980 Commissioners' Standard Ordinary Mortality Table, Male Mortality, at 4%. It will be determined by the person's attained age.



89759                                             [M]
GVUL R 8000

Paid-up insurance may be surrendered for its cash value at any time. The cash value will be the net single premium at the person's attained age for the amount of insurance, using the same basis which determined that amount. [If only part of the person's paid-up insurance is to be surrendered, its cash value must be at least $500.] Prudential may not defer a surrender for more than six months.

[Paid-up insurance provided because a person's insurance ends may be voided, and the Certificate Fund restored as stated in Extended Death Protection During Total Disability.]

DIVIDENDS: Prudential will determine that part of the dividend derived from your paid-up insurance. That part will be applied to increase your paid-up insurance. That part will not be considered in determining the disposition or effect of dividends under any other provisions of the Group Contract.

CHANGE IN BENEFICIARY: If you make a Beneficiary change after a person's insurance under this Coverage ends, a Beneficiary change form must be filed with Prudential and not as stated in the Beneficiary Rules.



[M.] CONVERSION PRIVILEGE.

If all or part of your Face Amount of Insurance under this Group Contract ends for one of the reasons stated below, you may convert to an individual life insurance contract. Evidence of insurability is not required. The reasons are:

(1) The balances in your Certificate Fund accounts have been reduced to zero and your membership in the Covered Class ends.

(2) All insurance of this Group Contract for your class ends by amendment or otherwise. But, on the date it ends, you must have been insured for five years under this Group Contract (or under this Group Contract and any other Prudential rider or Group Contract replaced by this insurance).

[This privilege also applies if you cease to be insured for the Face Amount of Insurance under this Coverage with respect to a Dependent. It also applies if your Face Amount of Insurance with respect to a dependent is reduced by reason of your age, the end of your membership in a Covered Class, or an amendment to the Group Contract that changes the benefits for your class. That dependent may have the Face Amount of Insurance on the dependent under this coverage



89759                                             [N]
GVUL R 8000
that then ends converted to an individual life insurance contract. Evidence of insurability is not required. However, conversion is not available to a dependent if the insurance ends because you fail to make any required contribution for the insurance under the Group Contract.]

Any such conversion[s are] subject to the rest of this Section [M].

AVAILABILITY: A person must apply for the individual contract and pay the first premium within 31 days after the insurance ends for that person.

INDIVIDUAL CONTRACT RULES: the individual contract must conform to the following:

Amount: Not more than the Face Amount of the insurance on the person then ending. But, if it ends because all insurance under this Group Contract ends, the total amount of individual insurance which the person may get in place of the insurance then ending under this Group Contract will not exceed the lesser of the following:

(1) The Face Amount of the person's insurance then ending under this Group Contract, reduced by the amount of group life insurance from any carrier for which the person is or becomes eligible within the next 45 days.

(2)  [$10,000.]


Death During Conversion Period: The amount a person had a right to convert to an individual contract is included in the Death Benefit if the person dies:

(1)   Within 31 days after all or a part of the person's insurance ends; and

(2) While the person has the right to convert the insurance to an individual contract.

It is included even if the person did not apply for conversion. [But it is reduced by the amount of any extended death benefit protection which applies.]

Form: Any form of a life insurance contract that:

(1) conforms to Title VII of the Civil Rights Act of 1964, as amended, having no distinction based on sex; and

(2)  is one that  Prudential usually issues at the age and amount applied for.



89759                                             [O]
GVUL R 8000

This does not include term insurance or a contract with disability or supplementary benefits. But the contract may be issued with preliminary term insurance that lasts for one year starting with its effective date.

Premium: Based on Prudential's rate as it applies to the form and amount, and to the person's risk class (other than gender) and age at the time.

Effective Date: The end of the 31 day period during which the covered person may apply for it.


[N.] GENERAL PROVISIONS.

SUICIDE: If you die because of suicide this  applies:

(1) If death because of suicide occurs within one year from the date you became a Covered Person, Prudential will pay the Beneficiary no more than the sum of the contributions paid, less any Certificate Debt and less partial withdrawals.

(2) With respect to the amount of any increase in the Face Amount for which you enrolled, if death occurs within one year from the date of the increase in the Face Amount, Prudential will pay the Beneficiary no more than the sum of the contributions that were paid for that increase.


ANNUAL REPORT: Prudential will send you a detailed report of your [and your covered dependents] Certificate Fund. It will be sent within three months after the end of each Contract Year. You may request a report at other times, subject to a fee of [$20.00] for its cost.

PAYMENT OF DEATH CLAIM: If Prudential pays a death claim in a lump sum, it will usually pay the proceeds within seven days of the date it receives written proof of loss. But Prudential has the right to defer paying any part of the death benefit that is to come from the variable investment options if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency.

BENEFICIARY; MODE OF SETTLEMENT: Any death benefit under a section of this Coverage is payable according to that section and the Beneficiary and Mode of Settlement Rules.




89759                                             [P]
GVUL R 8000

OPTION TO ACCELERATE PAYMENT OF CERTAIN
DEATH BENEFITS UNDER VARIABLE UNIVERSAL LIFE COVERAGE

FOR [EMPLOYEES] ONLY

These provisions change the Variable Universal Life Coverage (called Coverage below) to provide an option to accelerate payments of portions of the Insurance amount . [The option is available only with respect to the Insurance amount on your life. It is not available with respect to the Insurance amount on the life of your Qualified Dependent spouse.]

ELECTION OF THIS OPTION MAY AFFECT OTHER BENEFITS OR ENTITLEMENTS FOR WHICH YOU MAY BE ELIGIBLE. IT MAY ALSO AFFECT YOUR INCOME TAX LIABILITY. READ THESE NOTES
CAREFULLY:

(1) IF YOU ELECT THIS OPTION, YOUR INSURANCE AMOUNT UNDER THE VARIABLE UNIVERSAL LIFE COVERAGE IS REDUCED BY THE TERMINAL ILLNESS PROCEEDS AND ACCELERATED PAYMENT FEE DESCRIBED BELOW.

(2) ANY PAYMENT MADE UNDER THIS OPTION MAY BE TAXABLE. YOU ARE ADVISED TO SEEK THE HELP OF A PROFESSIONAL TAX ADVISOR FOR ASSISTANCE WITH ANY QUESTIONS THAT YOU MAY HAVE.

(3) IF YOU ELECT THIS OPTION, YOU ELIGIBILITY FOR MEDICAID OR OTHER GOVERNMENT PROGRAMS MAY BE AFFECTED. YOU ARE ADVISED TO SEEK THE HELP OF A PROFESSIONAL LEGAL ADVISOR FOR ASSISTANCE WITH ANY QUESTIONS THAT HE OR SHE MAY HAVE.

As used here:

"Certificate Fund Amount" means the Cash Surrender Value of your Certificate Fund on the day Prudential receives proof that you are a Terminally Ill [Employee]. [It does not include any amount of your Certificate Fund for your Qualified Dependent Spouse.]

"Face Amount" means your Face Amount of Insurance under the Variable Universal Life Coverage on the day Prudential receives proof that you are a Terminally Ill [Employee].

"Terminally Ill [Employee]" means [an Employee] whose life expectancy is 6 months or less.

"Terminally Ill Proceeds" means the amount of Variable Universal Life Insurance amount placed under this option.



89759                                             [A]
GVUL T 1001

The Terminal Illness Proceeds are equal to:

     (a) a portion of your Face Amount of Insurance, as determined under (1) below; plus

     (b)  a portion of your Certificate Fund, as determined under (2) below[;
          minus

     (c)  an Accelerated Payment Fee not to exceed $350.00].

(1) You must elect the portion of the Face Amount that you want to place under this option. [You may elect any portion of the Face Amount, but it may not exceed the lesser of: (i) 50% of the Face Amount; or (ii) $50,000.]

     [However, such portion may be reduced if, within 6 months after the date Prudential receives proof that you are Terminally Ill, a reduction on account of age would have applied to the Face Amount. In that case, the portion of the Face Amount placed under this option will not exceed the Face Amount after applying the reduction.]

     Based on your election[, and any reduction on account of age that may apply,] Prudential will determine the Accelerated Payment Factor. The Accelerated Payment Factor is equal to:

     (i)  the portion of the your Face Amount that is placed over this option;
          over

     (ii) your entire Face Amount.

(2) The portion of your Certificate Fund that may be placed under this option is equal to:

     (i) your total Certificate Fund Amount times the Accelerated Payment Factor; minus

     (ii) the sum of any outstanding loan balance plus any interest due on loans times the Accelerated Payment Factor.

CHANGES MADE IN THE COVERAGE:

If you become Terminally Ill while a Covered Person under the Coverage [or while death benefit protection is being extended under the Coverage,] you may elect to have the Terminal Illness Proceeds placed under this option. That election is subject to the "Conditions" set forth below. The Insurance amount under the Coverage is affected as described in the "Effect on Coverage" section. Contributions are affected as described in the "Effect on Contributions" section.


89759                                             [B]
GVUL T 1001

CONDITIONS: Your right to be paid under this option is subject to these terms:

(1)  You  may elect this option only once while a Covered Person.

(2)  You must choose this option in writing, in a form that satisfies
     Prudential.

(3) You must furnish proof that satisfies Prudential that your life expectancy is 6 months or less, including a certification by a [Doctor].

(4)  The Variable Universal Life Coverage must not be assigned.

(5) Terminal Illness Proceeds will be made available to you on a voluntary basis only. Therefore:

     (a) If you are required by law to use this option to meet the claims of creditors, whether in bankrupcy or otherwise, you are not eligible for this benefit.

     (b) If you are is required by a government agency to use this option in order to apply for, get or keep a government benefit or entitlement, you are not eligible for this option.

(6) Once you elect this option, you may no longer: (a) request an increase in the Face Amount of the Insurance; (b) make a lump sum contribution to the Certificate Fund, except for contributions required to keep the insurance from going into default; or (c) increase the amount of contribution to the Certificate Fund, except to the extent an increase is needed to reflect an increase in the Mortality Charges.

EFFECT ON COVERAGE: When you elect this option, the Variable Universal Life Coverage Insurance Amount payable upon death[, including any amount under an extended death benefit,] will be reduced by the Terminal Illness Proceeds. Also, you may not convert the Terminal Illness Proceeds to an individual contract.

Prudential reserves the right to make a distribution from your Certificate Fund when benefits under this option are paid. Any such distribution will be made only to the extent needed to continue to qualify the Variable Universal Life Coverage as insurance under the Internal Revenue Code.

EFFECT ON CONTRIBUTIONS: The amount of your contribution will be adjusted based on the Face Amount remaining in force.



89759                                             [C]
GVUL T 1001

METHOD OF PAYMENT: If you elect this option, Prudential will pay the Terminal Illness Proceeds to you in one lump sum when it receives proof that you are Terminally Ill. When Prudential pays an accelerated death benefit under this option, Prudential will send you a statement that shows the effect of the payment on your Insurance Amount and your contributions.


         --------------------------------------------------------------


89759                                             [D]
GVUL T 1001

DEPENDENTS TERM LIFE COVERAGE

FOR YOUR DEPENDENTS ONLY


A. DEATH BENEFIT WHILE A COVERED PERSON.

If a dependent dies while a Covered Person, the amount of insurance on that dependent under this Coverage is payable when Prudential receives written proof of death.


B. DEATH BENEFIT DURING A CONVERSION PERIOD.

A death benefit is payable under this section B. if a dependent dies:

(1)  within 31 days after ceasing to be a Covered Person; and

(2) while entitled (under Section C) to a conversion of the insurance under this Coverage to an individual contract.


C. CONVERSION PRIVILEGE.

This privilege applies if you cease to be insured for the Dependents Term Life Coverage of the Group Contract with respect to a dependent. That dependent may have your insurance on the dependent under this Coverage, which then ends, converted to an individual life insurance contract. Evidence of insurability is not required. However, conversion is not available if the insurance ends because you fail to make any required contributions for insurance under the Group Contract.

Any such conversion is subject to the rest of this Section C.

AVAILABILITY: The individual contract must conform to the following:

Amount: Not more than the amount of Dependents Term Life Coverage on the dependent ending under this Coverage. But, if it ends because all of the Dependents Term Life Coverage of the Group Contract for your class ends, the total amount of individual insurance which may be obtained in place of all the Dependents Term Life Coverage on the dependent then ending under the Group Contract will not exceed the total amount of all of your Dependents Term Life Coverage on the dependent then ending under the Group Contract reduced by the amount of


89759                                             [A]
DPL R 8000
group life insurance from any carrier for which you are or become eligible with respect to the dependent within the next 31 days.

Form: Any form of a life insurance contract that Prudential usually issues at the age and amount applied for. [This does not include term insurance or a contract with disability or supplementary benefits.] But, the contract may be issued with preliminary term insurance that lasts for one year, starting with its effective date.

Premium: Based on Prudential's rate as it applies to the form and amount, and to the dependent's class of risk and age at the time.

Effective Date: The end of the 31 day period during which it may be applied for.

              ----------------------------------------------------


89759                                                                      [B]
DPL R 8000

Any death benefit provided under a section of this Coverage is payable to [you. If you are not living at the death of a dependent, the death benefit is payable to the dependent's estate, or, at Prudential's option, to any one or more of these surviving relatives of the dependent: wife; husband; mother; father; children; brothers; sisters.]

               --------------------------------------------------


ACCIDENTAL DEATH AND DISMEMBERMENT COVERAGE

FOR [EMPLOYEES AND THEIR DEPENDENTS]


This Coverage pays benefits for accidental loss of life, sight, hand or foot. Loss of sight means total and permanent loss of sight. Loss of hand or foot means loss by severance at or above the wrist or ankle.

Those benefits are payable only if all of these conditions are met:

--   The person sustains an accidental bodily Injury while a Covered Person.

--   The loss results directly from that Injury and from no other cause.

--   The person suffers the loss within [90 days] after the accident.

BENEFIT AMOUNT PAYABLE: The amount payable depends on the type of loss as shown in this table. [All benefits are subject to the Limitation Per Accident below.

     For loss of:

Life
Both Hands
Both Feet
Sight of Both Eyes                 The person's Amount of Insurance under
One Hand and One Foot              this Coverage
One Hand and Sight of One Eye
One Foot and Sight of One Eye

One Hand
One Foot                           One-half the person's Amount of Insurance
Sight of One Eye                   under this Coverage

LIMITATION PER ACCIDENT: No more than the person's amount of insurance under this Coverage is payable for all losses resulting from Injuries sustained in the same accident.]

LOSSES NOT COVERED: A loss is not covered if it results from any of these:

(1)  Suicide or attempted suicide.


89759                                             [A]
ADD R 8000

(2)  Sickness, whether the loss results directly or indirectly from Sickness.

(3) Medical or surgical treatment of Sickness, whether the loss results directly or indirectly from the treatment.

(4) Any infection, unless it is pyogenic and occurs through and at the time of an accidental cut or wound.

(5) War, or any act of war. "War" means declared or undeclared war and includes resistance to armed aggression.

[(6) Travel or other movement by means of an aircraft, or descent from or with a moving aircraft. This (6) applies only if the person is not a fare paying passenger on a scheduled or charter flight operated by a scheduled airline.

     "Aircraft" means any kind of vehicle or device designed for travel or other movement in or beyond the earth's atmosphere.

(7) Injury arising out of, or in the course of, any work for wage or profit (whether or not with the Employer).]



          -------------------------------------------------------------

Each benefit of this Coverage is payable to the Covered Person. Any benefit unpaid at the Covered Person's death will be paid [to the Employee, if the Covered Person is the Employee's Dependent, otherwise] in accordance with the Beneficiary Rules. The Claim Rules apply to the payment of the benefits.

          -------------------------------------------------------------


89759                                             [B]
ADD R 8000

WHEN YOUR INSURANCE ENDS

[EMPLOYEE AND DEPENDENTS] INSURANCE

Your [Employee's or Dependents] Insurance under the Coverage will end [on the first of these to occur:

-- On the last day of the month in which you cease to be in the Covered Classes for the Insurance for any reason.

-- On the last day of the month in which your class has been removed from the Covered Classes for the Insurance.]

--   If  the Group Contract ends or if the Insurance ends for all [Employees].

--   [When the person attains age 95.

-- If you fail to pay, when due: (a) any contribution that is required to keep the Coverage in force; or (b) if the person's insurance is in default, the minimum premium contribution required to keep the person's insurance in force, during the grace period.

-- If the person's insurance is Variable Universal Life and you surrender it for its Cash Surrender Value.

Your Dependents Insurance will end on the last day of the month during which the person ceases to be your Qualified Dependent.]

[END OF EMPLOYMENT: Your employment will end when you are no longer a full-time employee actively at work for the employer. But, for insurance purposes, the Contract Holder may consider you as still employed in the Covered Classes during certain absences from full-time work. The Contract Holder decides which Employees with those types of absences are to be considered employer, and for how long. In doing so, the Contract Holder must not discriminate among persons in like situations.

If you stop active work for any reason, you should contact the employer at once to see what arrangements, if any, have been made to continue your insurance during such absences.

CONTINUATION OF INSURANCE: If a person's Variable Universal Life Coverage under the Group Contract ends because you are no longer in the Covered Class for the Insurance, you may elect to continue the person's insurance (including any additional insurance benefits) on a direct-billing basis.



89759                                             [A]
BTE 8000

Prudential will give you a written election notice of the right to continue the insurance. If you wish to continue the insurance, the election notice must be completed and returned to Prudential, along with any required contribution, within 61 days of the later of: (a) the date the insurance would have ended; or
(b) the date of the notice informing you of the right to continue the person's insurance. Contributions will be payable directly to Prudential.


This continuation of insurance will not apply if the insurance ends because the Contract Holder replaces the Group Universal Life Coverage under this Group Contract with another group life insurance coverage, issued by another carrier, that provides for the accumulation of cash value. In that case, Prudential will pay to the succeeding carrier the Cash Surrender Value of the person's Certificate Fund. If you are not eligible for such coverage, or if you choose not to be covered for such coverage, Prudential will pay to you the Cash Surrender Value of the person's Certificate Fund. However, if the Cash Surrender Value of the person's Certificate Fund is $1,000 or more, you may elect to continue the person's insurance on a direct-billing basis, as described above.]



89759                                             [B]
BTE 8000

GENERAL INFORMATION


BENEFICIARY RULES

The rules in this section apply to the amount of Insurance payable on account of a person's death, when the Insurance states that they do. But these rules are modified by the burial expense rules in the Specifications Page. If there is an assignment, these rules are modified by the Limits on Assignments section.

"Beneficiary" means a person chosen, on a form approved by Prudential, to receive the Insurance benefits.

You have the right to choose a Beneficiary [for Employee Insurance. The Dependents Variable Universal Life Insurance is payable to you.]

If there is a Beneficiary for the amount of [Employee] Insurance, it is payable to that Beneficiary. [Any amount of Insurance for which there is no Beneficiary at your death will be payable to your estate.]

You may change the Beneficiary at any time without the consent of the present Beneficiary. The Beneficiary change form must be filed through the Contract Holder. The change will take effect on the date the form is signed. But it will not apply to any amount paid by Prudential before it receives the form.

If there is more than one Beneficiary, but the Beneficiary form does not specify their respective shares, they will share equally. If a Beneficiary dies before you, that Beneficiary's intertest will end. It will be shared equally by any remaining Beneficiaries, unless the Beneficiary form states otherwise.


MODE OF SETTLEMENT RULES

(Applies to your [Employee's] amount of Insurance)

"Mode of Settlement" means payment other than a lump sum.

The amount of Variable Universal Life Insurance is normally paid to the Beneficiary in one sum. But a mode of settlement may be arranged with Prudential for all or part of the amount of Insurance, as stated below.


89759                                             [A]
BBN 8000

ARRANGEMENT FOR MODE OF SETTLEMENT: You may arrange a Mode of Settlement by proper written request to Prudential. If, at your death, no Mode of Settlement has been arranged for an amount of Insurance, the Beneficiary and Prudential may mutually agree on a Mode of Settlement for that amount.

CONDITIONS FOR MODE OF SETTLEMENT: The Beneficiary must be a natural person taking in the Beneficiary's own right. A Mode of Settlement will apply to secondary Beneficiaries only if Prudential agrees in writing. Each installment to a person must not be less that $20.00. A change of Beneficiary will void any Mode of Settlement arranged before the change.

CHOICE BY BENEFICIARY: A Beneficiary being paid under a Mode of Settlement may, if Prudential agrees, choose (or change the Beneficiary's choice) of a payee or payees to receive, in one sum, any amount which would otherwise be payable to the Beneficiary's estate.

Prudential has prepared information about Modes of Settlement available.


INCONTESTABILITY OF INSURANCE

This limits Prudential's use of your statements in contesting the amount of Insurance for which you are insured. These are statements made to persuade Prudential to accept you for Insurance. They will be considered to be made to the best of your knowledge and belief. These rules apply to each statement:

(1)  It will not be used in the contest unless:


     (a)  It is in a written instrument signed by you; and

     (b)  A copy of that instrument is or has been furnished to the Beneficiary.

(2) If it relates to your [or your Qualified Dependent's] insurability, it will not be used to contest the validity of the Insurance which has been in force, before the contest, for at least two years during the person's lifetime.



                         _______________________________


89759                                             [B]
BBN 8000

CLAIM RULES

These rules apply to the payment of benefits under the Accidental Death and Dismemberment Coverage.

PROOF OF LOSS: Prudential must be given proof of loss for which claim is made under the Coverage. This proof must cover the ocurrence, character and extent of that loss. It must be furnished within 90 days after the date of the loss.A claim will not be considered valid unless the proof is furnished within this time limit. However, it may not be possible to do so. In that case, the claim will still be considered valid if proof is furnished as soon as possible.

WHEN BENEFITS ARE PAID: Benefits are paid when Prudential receives written proof of the loss.

PHYSICAL EXAM: Prudential, at its own expense, has the right to examine the person whose loss is the basis of claim. Prudential may do this when and as often as is reasonable while the claim is pending.

LEGAL ACTION: No action at law or in equity will be brought to recover on the Group Contract until 60 days after the written proof described above is furnished. No such action will be brought more than [three] years after the end of the time period within which proof of loss is required.


89759                                             [A]
CLM 8000

LIMITS ON ASSIGNMENTS

Unless not allowed in the Specifications Page, you may assign your [Employee or Dependents] Insurance under the Coverage. Any rights, benefits or privileges that you have may be assigned. This includes any right to choose a Beneficiary or to convert to another contract of insurance. Prudential will not decide if an assignment does what it is intended to do. Prudential will not be held to know that one has been made unless it or a copy is filed with Prudential through the Contract Holder.

This paragraph applies only to Insurance for which you have the right to name a Beneficiary, when that right has been assigned. If an assigned amount of Insurance become payable on account of the person's death, and at the person's death there is no Beneficiary chosen by the assignee, it will be payable to:

(1)  the assignee, if living; or
(2)  the estate of the assignee, if the assignee is not living.

It will not be payable as stated in the Beneficiary Rules.


[EFFECT OF GIFT ASSIGNMENT OF RIGHTS OF GROUP LIFE INSURANCE UNDER ANOTHER GROUP CONTRACT

If you are eligible for the Variable Universal Life Insurance Coverage of the Group Contract on the Contract Date, you will have no rights, benefits or privileges under such Coverage if, on the day before the Contract Date, all of the following are true:

(1) You were insured for group life insurance under another group contract, and that contract was issued by Prudential to cover Employees of the Employer.

(2)  Your group life insurance under the other group contract ended.

(3) An irrevocable and absolute assignment previously made by you: (a) was in effect; and (b) was made before the other group contract ended; and (c) was of all of your rights, benefits and privileges of the group life insurance under the other group contract.

(4) Those rights, benefits and privileges were owned by the assignee or the assignee's successor.


89759                                             [A]
BAS 8000

The owner of such rights of the group life insurance under the other group contract on the day before the Contract Date will be the owner of the rights, benefits and privileges you would have had under the Variable Universal Life Insurance Coverage if this section did not apply. This includes, but is not limited to, any right of assignment you would have had under the Limits on Assignments section above. The term "assignee" as used in that section includes such an owner.]


DEFINITIONS

[ACTIVE WORK REQUIREMENT: A requirement that you be actively at work at the Employer's place of business, or at any other place that the Employer's business require you to go.]

ATTAINED AGE: The person's age [as of each Contract Anniversary.]

BUSINESS DAY: A day on which the New York Stock Exchange is open and the Securities and Exchange Commission has not restricted trading or declared an emergency.

CASH SURRENDER VALUE: The Cash Surrender Value of your Certificate Fund is equal to the Certificate Fund less a surrender transaction charge equal to the lesser of: (a) $20.00; or (b) 2% of the amount surrendered. The Certificate Fund value changes daily to reflect increases or decreases in the value of the investments, interest credited to the Fixed Account. It will also reflect net contributions paid by you, transfers, partial withdrawals, loans and interest accrued, and mortality and mortality and expense charges deducted by Prudential.

CERTIFICATE DEBT: The sum of all loans under this Certificate, plus the interest charged that is not yet due and has not been added to the loans.

CERTIFICATE FUND: The total amount credited with respect to each Covered Person under this Certificate. On any date, it is equal to the sum of the amounts allocated to: (a) the Separate Account; (b) the Fixed Account; and (c) the Loan Account. Section C of the Variable Universal Life Coverage describes the credits to and deductions from each person's Certificate Fund.

CERTIFICATE YEAR: A period of one year measured from the effective date of your Certificate and from each successive anniversary of that date.

CONTRIBUTORY INSURANCE: Insurance for which the Contract Holder may establish required contributions from [Employees].

CONTRACT MONTH: A period of one month measured from the Contract Date and from each successive monthly anniversary.



89759                                             [B]
BAS 8000

CONTRACT YEAR: A period of one year measured from the Contract Date and from each successive Contract Anniversary.

COVERED CLASS: Under a Coverage, the classes of [Employee] Insurance [; a Qualified Dependent with respect to whom the Employee is insured for Dependents Insurance.]

[DEPENDENTS INSURANCE: Insurance on the person of a dependent.]

[EARNINGS: This is the gross amount of money paid to you by the employer in cash for performing the duties required by your job. Bonuses overtime pay, Earnings for more that 40 hours per week and other benefits are excluded.]

[EMPLOYER: Collectively, all Included Employers.]

[EMPLOYEE: A person employed by the Employer.]

[EMPLOYEE] INSURANCE: Insurance pertaining to the person of [an Employee.]

[INJURY: Injury to the body of a Covered Person.]

INSURANCE: Variable Universal Life Coverage [(and any additional insurance benefits)] provided under this Certificate.

NET CONTRIBUTIONS: Contributions made for the Insurance by the [Employees], less the expense charges and administration charges deducted by Prudential.

[QUALIFIED DEPENDENT: A Qualified Dependent is the Employee's spouse.
     Exception: A spouse is not a Qualified Dependent while: (a) on active duty in the armed forces of any country; (b) insured or eligible for Employee Insurance under the Group Contract, or (c) age 75 or more.]

PRUDENTIAL: The Prudential Insurance Company of America

[SICKNESS: Any disorder of the body or mind of a Covered Person, but not an Injury.]

YOU: [An Employee.]



89759                                             [C]
BAS 8000